EXHIBIT 99.1

ENTEGRIS, INC.

SPECIAL MEETING OF STOCKHOLDERS

                ,                      , 2005

9:00 a.m., Local Time

[Oak Ridge Conference Center]

[1 Oak Ridge Drive]

[Chaska, Minnesota 55318]

Entegris, Inc. 3500 Lyman Boulevard Chaska, Minnesota 55318	proxy

This proxy is solicited by the Board of Directors of Entegris, Inc., a Minnesota corporation (“Entegris”), for use at the Special Meeting of Stockholders of Entegris (the “Special Meeting”) to be held on             ,             , 2005, at 9:00 a.m., local time, at [Oak Ridge Conference Center, 1 Oak Ridge Drive, Chaska, Minnesota], and at any reconvened meeting following any adjournments or postponements of the Special Meeting.

By signing this proxy or granting your proxy by telephone or the Internet as described below, you revoke all prior proxies and appoint JAMES E. DAUWALTER and STAN GEYER (the “Named Proxies”), and each of them, with full power of substitution, to vote all of the shares of common stock of Entegris that you may be entitled to vote at the Special Meeting, and at any reconvened meeting following any adjournments or postponements of the Special Meeting, on the matters set forth on the reverse side of this proxy as specified thereon or as specified in your telephone or Internet instructions (as applicable) and, in their discretion, upon all other matters that may properly come before the Special Meeting or any reconvened meeting following any adjournments or postponements of the Special Meeting. By signing this proxy or granting your proxy by telephone or the Internet as described below, you also acknowledge receipt of the joint proxy statement/prospectus for the Special Meeting.

See reverse for voting instructions.

There are three ways to grant your proxy:	COMPANY #

GRANT YOUR PROXY BY TELEPHONE — TOLL FREE — 1-800-560-1965

•	Use any touch-tone telephone to grant your proxy 24 hours a day, 7 days a week, until [ (Central Daylight Time)] on [ ], 2005. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the instructions the automated voice provides you.

GRANT YOUR PROXY BY INTERNET — http://www.eproxy.com/entg/

•	Use the Internet to grant your proxy 24 hours a day, 7 days a week, until [ (Central Daylight Time)] on [ ], 2005. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the instructions to obtain your records and grant your proxy.

Your grant of a proxy by telephone or the Internet authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

GRANT YOUR PROXY BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Entegris, Inc., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

The Board of Directors of Entegris, Inc. Recommends a Vote “FOR” Proposals 1, 2, 3 and 4.

1.	Proposal to approve and adopt the Agreement and Plan of Merger (the “merger agreement”), dated as of March 21, 2005, by and among Entegris, Inc., a Minnesota corporation (“Entegris”), Eagle DE, Inc., a Delaware corporation and a wholly owned subsidiary of Entegris (“Entegris Delaware”), and Mykrolis Corporation, a Delaware corporation (“Mykrolis”), including the merger (the “merger”) of Mykrolis with and into Entegris Delaware (immediately following the reincorporation merger described in proposal 2 below) as contemplated thereby and the issuance of new shares of common stock of Entegris Delaware to the stockholders of Mykrolis in the merger.	☐ For	☐ Against	☐ Abstain

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2.	Proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 21, 2005, by and between Entegris and Entegris Delaware, as amended (the “reincorporation merger agreement”), and the reincorporation merger contemplated thereby (the “reincorporation merger”), whereby Entegris would reincorporate from a Minnesota corporation to a Delaware corporation, including approval of the proposed certificate of incorporation and bylaws of Entegris Delaware attached as Annex C-1 and Annex D, respectively, to the joint proxy statement/prospectus relating to the Special Meeting, provided that if proposal 3 set forth below is not approved, the certificate of incorporation of Entegris Delaware will read as set forth on Annex C-2 to such joint proxy statement/prospectus and the bylaws of Entegris Delaware set forth on Annex D to such joint proxy statement/prospectus will be revised by the board of directors of Entegris Delaware to remove the classified board provisions and include provisions substantially similar to Article IX set forth in such Annex C-2 but will otherwise read as set forth on such Annex D.	☐ For	☐ Against	☐ Abstain

3.	Proposal to approve a classified board for Entegris Delaware as provided in Article IX of the proposed certificate of incorporation of Entegris Delaware set forth in Annex C-1 to the joint proxy statement/prospectus relating to the Special Meeting.	☐ For	☐ Against	☐ Abstain

4.	Proposal to approve adjournments or postponements of the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the above proposals.	☐ For	☐ Against	☐ Abstain

THIS PROXY, WHEN PROPERLY SIGNED AND DATED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSALS 1, 2, 3 AND 4.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appears printed hereon. If held in joint tenancy, each owner should sign. Trustees, administrators, etc., should include full title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.